Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Notes Linked to an Unequally-Weighted Basket of Five Indices due October 6, 2016	$129,000.00	$14.99

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

UBS AG
$129,000
Basket-Linked Medium-Term Notes, Series A, due October 6, 2016

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (October 6, 2016) is based on the performance of an unequally-weighted basket of five indices: the EURO STOXX 50® Index (37.00% weighting), FTSE® 100 Index (23.00% weighting), TOPIX® Index (23.00% weighting), Swiss Market Index (SMI)® (9.00% weighting) and S&P/ASX 200 Index (8.00% weighting) (each a “basket underlier” and together, the “basket underliers”) as measured from the trade date (May 7, 2015) to and including the determination date (October 3, 2016). The initial basket level is 100 and the final basket level (the basket closing level on the determination date) will equal the sum of the products, as calculated for each basket underlier, of: (i) the final underlier level of such basket underlier times (ii) the weighting multiplier for such basket underlier. The weighting multiplier will equal, for each basket underlier, a positive amount equal to the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial underlier level for such basket underlier. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive. If the final basket level is equal to the initial basket level, you will receive the face amount of your notes. If the final basket level is less than the initial basket level, the return on your notes will be negative. Specifically, you will lose 1% of the face amount of each of your notes for every 1% negative basket return. You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•	if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate (set equal to 100%) times (c) the basket return;

•	if the basket return is zero (the final basket level is equal to the initial basket level), $1,000; or

•	if the basket return is negative (the final basket level is less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) the basket return times (b) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Additional Risk Factors Specific To Your Notes” on page 11 of this pricing supplement. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated initial value of the notes as of the trade date is $964.20 per $1,000 face amount. The estimated initial value of the notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Fair Value Considerations” and “Additional Risk Factors Specific To Your Notes — Limited or No Secondary Market and Secondary Market Price Considerations” on pages 11, 12 and 13 of this pricing supplement.

Original issue date:	May 14, 2015	Original issue price:	97.60% of the face amount
Underwriting discount:	0.00% of the face amount	Net proceeds to the issuer:	97.60% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Securities LLC

Pricing Supplement dated May 7, 2015.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

UBS Securities LLC, our affiliate, will purchase the notes from UBS for distribution to one or more registered broker dealers (“dealers”). UBS Securities LLC, the dealers or any of their respective affiliates may use this pricing supplement in market-making transactions in notes after their initial sale. Unless UBS, UBS Securities LLC, the dealers or any of their respective affiliates selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental plan of distribution; secondary markets (if any)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

SUMMARY INFORMATION

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the notes and an index supplement for various securities we may offer, including the notes), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

¿      Underlier-Linked Notes product supplement dated December 19, 2014:

    http://www.sec.gov/Archives/edgar/data/1114446/000119312514448039/d819680d424b2.htm

¿      Index Supplement dated November 14, 2014:

    http://www.sec.gov/Archives/edgar/data/1114446/000119312514413492/d818855d424b2.htm

¿      Prospectus dated November 14, 2014:

    http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “notes” refer to the Basket-Linked Medium-Term Notes, Series A that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS Underlier-Linked Notes product supplement, dated December 19, 2014, references to the “accompanying index supplement” mean the UBS index supplement dated November 14, 2014 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” beginning on page 11 and in “Risk Factors” on page PS-35 in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors before deciding to invest in the notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The notes may be suitable for you if:

¿	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

¿	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as an investment in the basket underliers or in the stocks comprising the basket underliers (the “underlier stocks”).

¿	You believe the level of the basket will appreciate over the term of the notes.

¿	You can tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the basket underliers or the price of the underlier stocks.

¿	You do not seek guaranteed current income from your investment and are willing to forego any dividends paid on the underlier stocks.

¿	You are willing to hold the notes to maturity, a term of approximately 17 months, and accept that there may be little or no secondary market for the notes.

¿	You seek an investment with exposure to companies in the Eurozone, United Kingdom, Japan, Switzerland and Australia.

¿	You are willing to assume the credit risk of UBS for all payments under the notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

¿	You understand that the estimated initial value of the notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The notes may not be suitable for you if:

¿	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

¿	You require an investment designed to guarantee a full return of principal at maturity.

¿	You cannot tolerate a loss of all or a substantial portion of your investment and are not willing to make an investment that has the same downside market risk as an investment in the basket underliers or in the underlier stocks.

¿	You believe that the level of the basket will decline during the term of the notes.

¿	You cannot tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the basket underliers or the price of the underlier stocks.

¿	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlier stocks.

¿	You are unable or unwilling to hold the notes to maturity, a term of approximately 17 months, or you seek an investment for which there will be an active secondary market.

¿	You do not seek an investment with exposure to companies in the Eurozone, United Kingdom, Japan, Switzerland and Australia.

¿	You are not willing to assume the credit risk of UBS for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risk Factors Specific To Your Notes” in this pricing supplement and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes.

Key Terms

Issuer: UBS AG, London Branch

Underlier: An unequally-weighted basket of five indices. For more information about the indices see “The Basket and the Basket Underliers” on page 19 in this pricing supplement.

About the Basket: The following table lists the basket underliers and their corresponding Bloomberg tickers, percentage weights in the basket, weighting multipliers and initial underlier levels.

Bloomberg Ticker	Basket Underlier	Percentage Weight in the Basket	Weighting Multiplier	Initial Underlier Level
SX5E	EURO STOXX 50® Index	37%	0.010404	3,556.21
UKX	FTSE® 100 Index	23%	0.003340	6,886.95
TPX	TOPIX® Index	23%	0.014607	1,574.64
SMI	Swiss Market Index (SMI)®	9%	0.001014	8,873.55
AS51	S&P/ASX 200 Index	8%	0.001417	5,645.69

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement:

•	type of notes: notes linked to an unequally-weighted basket of five indices

•	averaging dates: not applicable

•	cap level: not applicable

•	buffer level: not applicable

•	interest: not applicable

Face amount: each note will have a face amount of $1,000; $129,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific To Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page 14 in this pricing supplement.

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental U.S. Tax Considerations” in the accompanying product supplement. Pursuant to this approach, it is the opinion of Cadwalader, Wickersham & Taft LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. The Internal Revenue Service might not agree with this treatment, however, in which case, the timing and character of income or loss on your note could be materially and adversely affected.

Additionally, we will not attempt to ascertain whether any issuers of the underlier stocks would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the notes. You should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Investors should read the discussion under “Supplemental U.S. Tax Considerations — Non-United States Holders — Foreign Account Tax Compliance Act” beginning on page PS-77 in the accompanying product supplement and consult their tax advisors concerning the potential application of The Foreign Account Tax Compliance Act.

We will not pay additional amounts with respect to withholding taxes discussed herein.

For more information about the tax consequences of an investment in the notes, you should review carefully the section of the accompanying product supplement entitled “Supplemental U.S. Tax Considerations”.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate (set equal to 100%) times (c) the basket return;

•	if the basket return is zero (the final basket level is equal to the initial basket level), $1,000; or

•	if the basket return is negative (the final basket level is less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) the basket return times (b) $1,000.

Initial basket level: 100

Basket closing level: for any given trading day, the sum of the products, as calculated for each basket underlier, of the closing level for each basket underlier on such trading day multiplied by the weighting multiplier for each such basket underlier

Closing level: as described under “General Terms of the Notes — Closing Level” in the accompanying product supplement

Initial underlier level: for each of the basket underliers, the closing level of such basket underlier on the trade date, as set forth under “About The Basket” on page 2 and as determined by the calculation agent

Final underlier level: for each of the basket underliers, the closing level of such basket underlier on the determination date, as determined by the calculation agent

Final basket level: the basket closing level on the determination date, except in the limited circumstances described under “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “General Terms of the Notes — Discontinuance of or Adjustments to the Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Weighting percentage: for each basket underlier, the applicable percentage weight of such basket underlier within the basket of underliers as set forth under “About The Basket” on page 2; the sum of the weighting percentages of all basket underliers is equal to 100%

Weighting multiplier: for each basket underlier, a positive amount equal to the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial underlier level for such basket underlier, as set forth under “About The Basket” on page 2; the weighting multipliers will remain constant for the life of the notes

Upside participation rate: 100.00%

Original issue price: 97.60% of the face amount

Trade date: May 7, 2015

Original issue date (settlement date): May 14, 2015

Determination date: October 3, 2016, subject to adjustment as described under “General Terms of the Notes — Determination Date” in the accompanying product supplement

Stated maturity date: October 6, 2016, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement

Additional Market Disruption Event: Notwithstanding any provision to the contrary in the accompanying product supplement, if the EURO STOXX 50® Index is calculated and published by its sponsor (the “underlier sponsor”), a market disruption event may occur if (a) underlier stocks constituting 20% or more, by weight, of such basket underlier or any constituent index of such basket underlier, or (b) any option or futures contracts, if available, relating to (i) such basket underlier, (ii) any constituent index of such basket underlier, or (iii) underlier stocks constituting 20% or more, by weight, of such basket underlier or any constituent index of such basket underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent, including when one or more applicable markets are closed for trading under ordinary circumstances.

No interest: the offered notes do not bear interest

No redemption: the offered notes will not be subject to a redemption right or price dependent redemption right.

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

Business day: as described under “General Terms of the Notes — Business Day” in the accompanying product supplement

Trading day: When we refer to a trading day with respect to a basket underlier, we mean (i) for the FTSE® 100 Index, the TOPIX® Index, the Swiss Market Index (SMI)® and the S&P/ASX 200 Index, a day as described under “General Terms of the Notes — Trading Day” in the accompanying product supplement and (ii) for the EURO STOXX 50® Index, a day on which such basket underlier is calculated and published by its underlier sponsor

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” in the accompanying product supplement

ERISA: as described under “ERISA Considerations” in the accompanying product supplement

Supplemental plan of distribution; secondary markets (if any): UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the aggregate face amount of the notes specified on the front cover of this pricing supplement.

We expect to deliver the notes against payment therefor in New York, New York on May 14, 2015, which is the fifth business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121.

UBS Securities LLC and its affiliates may offer to buy or sell the notes in the secondary market (if any) at prices greater than UBS’ internal valuation: The value of the notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other requests from and negotiated arrangements with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Fair value considerations” and “Additional Risk Factors Specific To Your Notes — Limited or No Secondary Market and Secondary Market Price Considerations” in this pricing supplement.

Calculation agent: UBS Securities LLC

CUSIP no.: 90270KET2

ISIN no.: US90270KET25

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final basket levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The levels of the basket underliers have been volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performance (and therefore the performance of the basket) cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the basket underliers and the underlier stocks and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to our pricing models) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific To Your Notes — Fair Value Considerations — The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value” in this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00
Upside participation rate	100.00%
Initial basket level	100
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date.
No change in or affecting any of the underlier stocks or the method by which any of the underlier sponsors calculates the respective basket underliers.
Notes are purchased on original issue date at the face amount and held to the stated maturity date.

The actual performance of the basket underliers over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the hypothetical historical basket closing levels and historical levels of the basket underliers shown below under “The Basket and Basket Underliers — Hypothetical Historical Basket Level” and “The Basket and Basket Underliers — Historical High, Low and Closing Levels of the Basket Underlier” in this pricing supplement.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the underlier stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the underlier stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000.00 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	150.000%
140.000%	140.000%
130.000%	130.000%
120.000%	120.000%
115.000%	115.000%
110.000%	110.000%
105.000%	105.000%
100.000%	100.000%
95.000%	95.000%
90.000%	90.000%
85.000%	85.000%
80.000%	80.000%
70.000%	70.000%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment, while if you purchased your notes at a discount to face amount you would lose a correspondingly lower percentage of your investment).

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than 100.000% (the section right of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of greater than 100.000% of the face amount of your notes (the section above the 100.000% marker on the vertical axis) and, accordingly, in a positive return to the holder of the notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific To Your Notes – Market Risk” and “Additional Risk Factors Specific To Your Notes – If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than

the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page 14 in this pricing supplement.

The following examples illustrate the hypothetical payment at maturity on each $1,000 principal amount note based on hypothetical initial underlier levels of the basket underliers and hypothetical final underlier levels of the basket underliers calculated based on the key terms and assumptions above. The levels in Column A represent the hypothetical initial underlier for each basket underlier, and the levels in Column B represent hypothetical final underlier levels for each basket underlier. The percentages in Column C represent the appreciation or depreciation of the hypothetical final underlier levels as compared to the respective hypothetical initial underlier levels. The amounts in Column D represent the hypothetical weighting multiplier for each basket underlier, and the amounts in Column E represent the products of the percentages in Column B times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The actual terms for your notes are specified under “Key Terms” on page 2 of this pricing supplement. The values below have been rounded for ease of analysis.

Example 1: The final basket level is greater than the initial basket level. The payment at maturity exceeds the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/ Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
EURO STOXX 50® Index	3,600.00	3,780.00	+5%	0.010277778	38.85
FTSE® 100 Index	7,000.00	7,350.00	+5%	0.003285714	24.15
TOPIX® Index	1,600.00	1,680.00	+5%	0.014375000	24.15
Swiss Market Index (SMI)®	9,100.00	9,555.00	+5%	0.000989011	9.45
S&P/ASX 200 Index	5,800.00	6,090.00	+5%	0.001379310	8.40
				Final Basket Level:	105.00
				Basket Return:	5.00%

In this example, all of the hypothetical final underlier levels for the basket underliers are greater than the applicable hypothetical initial underlier levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level of 105.00 exceeds the initial basket level, the hypothetical payment at maturity will equal:

Payment at maturity = $1,000 + ($1,000 × 5.00% × 100.00%) = $1,050.00

Example 2: The final basket level is less than the initial basket level. The payment at maturity is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/ Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
EURO STOXX 50® Index	3,600.00	1,800.00	-50%	0.010277778	18.50
FTSE® 100 Index	7,000.00	7,000.00	0%	0.003285714	23.00
TOPIX® Index	1,600.00	1,600.00	0%	0.014375000	23.00
Swiss Market Index (SMI)®	9,100.00	12,285.00	+35%	0.000989011	12.15
S&P/ASX 200 Index	5,800.00	7,830.00	+35%	0.001379310	10.80
				Final Basket Level:	87.45
				Basket Return:	-12.55%

In this example, the hypothetical final underlier level of the EURO STOXX 50® Index is less than its hypothetical initial underlier level, while the hypothetical final underlier levels of the FTSE® 100 Index and TOPIX® Index are equal to their applicable hypothetical initial underlier levels and the hypothetical final underlier levels of the Swiss Market Index (SMI)® and S&P/ASX 200 Index are greater than their applicable initial underlier levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical final basket level being less than the initial basket level, even though the FTSE® 100 Index and TOPIX® Index remained flat and the Swiss Market Index (SMI)® and the S&P/ASX 200 Index increased.

Because the hypothetical final basket level of 87.45 is less than the initial basket level, the payment at maturity will equal:

Payment at maturity = $1,000 + ($1,000 × -12.55% × 100.00%) = $874.50

Example 3: The final basket level is less than the initial basket level. The payment at maturity is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/ Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
EURO STOXX 50® Index	3,600.00	2,160.00	-40%	0.010277778	22.20
FTSE® 100 Index	7,000.00	4,550.00	-35%	0.003285714	14.95
TOPIX® Index	1,600.00	960.00	-40%	0.014375000	13.80
Swiss Market Index (SMI)®	9,100.00	5,005.00	-45%	0.000989011	4.95
S&P/ASX 200 Index	5,800.00	4,060.00	-30%	0.001379310	5.60
				Final Basket Level:	61.50
				Basket Return:	-38.50%

In this example, the hypothetical final underlier levels for all of the basket underliers are less than the applicable hypothetical initial underlier levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Since the hypothetical final basket level of 61.50 is less than the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Payment at maturity = $1,000 + ($1,000 × -38.50% × 100.00%) = $615.00

We cannot predict the actual final basket level, the level of any particular basket underlier or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level and weighting multiplier for each basket underlier, the actual final basket level determined by the calculation agent as described above and the price you pay for your notes. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, dated November 14, 2014, and “Risk Factors” in the accompanying product supplement, dated December 19, 2014. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated November 14, 2014, as supplemented by the accompanying index supplement, dated November 14, 2014 and the accompanying product supplement, dated December 19, 2014, of UBS. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Your Entire Investment In The Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured from the initial basket level set on the trade date to the final basket level on the determination date. If the final basket level is less than the initial basket level, you will have a loss for each $1,000 of the face amount of your notes equal to the sum of (i) $1,000 plus (ii) the product of (a) the basket return times (b) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes. Specifically, you will lose 1% of the face amount of each of your notes for every 1% negative basket return.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Participation in Any Positive Basket Return Applies Only At Maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the notes and the return you realize may be less than the basket return (multiplied by the upside participation rate), even if such return is positive. You can receive the full benefit of any positive basket return multiplied by the upside participation rate only if you hold your notes to maturity.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

The Notes Are Subject to the Credit Risk of the Issuer

The notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose your entire initial investment.

A Decrease in the Level of One Basket Underlier May Offset Increases in the Other Basket Underliers on the Determination Date

The cash settlement amount is based on the returns of the basket underliers; thus, declines in the level of one basket underlier may offset changes in the levels of the other basket underliers that are positive. As a result, the basket return could be negative even if relatively few of the basket underliers experience a decrease in their closing levels. As a result, you could lose a portion of your investment in the notes and may lose your entire investment depending on the performance of the basket. In addition, because the basket underliers are not equally weighted, increases in lower weighted basket underliers may be offset by even small decreases in more heavily weighted basket underliers.

Market Risk

The return on the notes is directly linked to the performance of the basket and indirectly linked to the value of the basket underliers (and the underlier stocks), and the extent to which the basket return is positive or negative. The level of the basket can rise or fall sharply due to factors specific to the basket underliers (and the underlier stocks), as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your initial investment.

Fair Value Considerations

The Issue Price You Pay for the Notes Exceeds Their Estimated Initial Value

The issue price you pay for the notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the notes incorporate certain variables, including the level of the basket and basket underliers, the volatility of the basket and basket underliers, the correlation among the basket underliers, the expected dividends on the underlier stocks, prevailing interest rates, the term of the notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the notes to you. Due to these factors, the estimated initial value of the notes as of the trade date is less than the issue price you pay for the notes.

The Estimated Initial Value Is a Theoretical Price; the Actual Price that You May Be Able to Sell Your Notes in Any Secondary Market (if Any) at Any Time After the Trade Date May Differ From the Estimated Initial Value

The value of your notes at any time will vary based on many factors, including the factors described above and in “—Market Risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the notes determined by reference to our internal pricing models. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

Our Actual Profits May Be Greater or Less than the Differential Between the Estimated Initial Value and the Issue Price of the Notes as of the Trade Date

We may determine the economic terms of the notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the notes.

Limited or No Secondary Market and Secondary Market Price Considerations

There May Be Little or No Secondary Market for the Notes

The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and its affiliates may make a market in the notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

The Price at which UBS Securities LLC and Its Affiliates May Offer to Buy the Notes in the Secondary Market (if Any) May Be Greater than UBS’ Valuation of the Notes at that Time, Greater than Any Other Secondary Market Prices Provided by Unaffiliated Dealers (if Any) and, Depending on Your Broker, Greater than the Valuation Provided on Your Customer Account Statements

For a limited period of time following the issuance of the notes, UBS Securities LLC or its affiliates may offer to buy or sell such notes at a price that exceeds (i) our valuation of the notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Summary Information – Key Terms – “Supplemental plan of distribution; secondary markets (if any)” herein. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

Price of Notes Prior to Maturity

The market price of the notes will be influenced by many unpredictable and interrelated factors, including the level of the basket and basket underliers; the volatility of the basket and basket underliers; the correlation among the basket underliers; the dividend rate paid on the underlier stocks; the time remaining to the maturity of the notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the notes.

Impact of Fees and the Use of Internal Funding Rates Rather than Secondary Market Credit Spreads on Secondary Market Prices

All other things being equal, the use of the internal funding rates described above under “—Fair Value Considerations” as well as the inclusion in the original issue price of the hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the notes in any secondary market.

The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other than the Determination Date

The final basket level will be based on the basket closing level on the determination date (and therefore will be based on the closing levels of the basket underliers on the determination date), except in the limited circumstances described under “General Terms of the Notes – Consequences of a Market Disruption Event or a Non-Trading Day” and “General Terms of the Notes – Discontinuance of or Adjustments to the Index or an Index Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement. Therefore, if the closing level of one or more of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers. Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the final underlier levels, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the volatility — i.e., the frequency and magnitude of changes — in the level of the basket and the basket underliers;

•	the dividend rates of the underlier stocks;

•	economic, financial, legislative, regulatory and political, military or other events that may affect the prices of any of the underlier stocks and thus the level of the basket;

•	other interest rate and yield rates in the market;

•	fluctuations in the exchange rate between currencies in which the relevant ordinary shares are quoted and traded and the U.S. dollar; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket based on its hypothetical historical performance. The actual change in the value in the basket over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the hypothetical historical basket closing levels or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. This is because your cash settlement amount at maturity will be based only on the final basket level. If the basket return is negative (i.e., the final basket level is less than the initial basket level), you could lose all or a substantial portion of your investment in the notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

The Basket Underliers Reflect Price Return, Not Total Return

The return on your notes is based on the performance of the basket, which reflects the changes in the market levels of the basket underliers, and the prices of their underlier stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlier stocks. The return on your notes will not include such a total return feature or dividend component.

The Notes are Considered “Hold To Maturity” Products

Generally, there is no liquid market for the notes.

Changes That Affect Any Basket Underlier Could Have An Adverse Effect On the Value of The Notes and the Amount You Will Receive at Maturity of Your Notes.

The policies of an underlier sponsor, each as defined under “The Basket and the Basket Underliers” below, concerning a basket underlier, additions, deletions or substitutions of the underlier stocks and the manner in which changes affecting the underlier stocks or the issuers of any underlier stocks (such as stock dividends, reorganizations or mergers) are reflected in any basket underlier, could affect the level of that basket underlier, and, therefore, could affect the amount payable on your notes at maturity and the market value of your notes prior to maturity. The amount payable on the notes and their market value could also be affected if an underlier sponsor changes these policies, for example by changing the manner in which it calculates a basket underlier, or if an underlier sponsor discontinues or suspends calculation or publication of a basket underlier, in which case it may become difficult to determine the market value of the notes. If events such as these occur, or if any final underlier level (and therefore the final basket level) is not available because of a market disruption event, non-trading day or for any other reason, and no successor basket underlier is selected, the calculation agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the final underlier level (and therefore the final basket level) — and thus the amount payable at maturity — in a manner it considers appropriate.

Your Notes Are Subject to Non-U.S. Securities Market Risk

Each of the basket underliers is subject to risks associated with non-U.S. securities markets, specifically the regions of the Eurozone, United Kingdom, Japan, Switzerland and Australia. An investment in notes linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges. Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

The Basket Return For the Notes Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar, Which Might Affect a Basket Underlier Whose Underlier Stocks Are Traded in Currencies Other Than the U.S. Dollar.

Although the underlier stocks for the basket underliers are traded in currencies other than the U.S. dollar, the notes are denominated in U.S. dollars, and the calculation of the amount payable on the notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which such underlier stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the levels of the basket underliers (and therefore the basket closing level) or basket return, as applicable, and therefore, the amount payable on your notes. The amount we pay in respect of the notes on the maturity date will be determined solely in accordance with the procedures described in “General Terms of the Notes” beginning on page PS-46 in the accompanying prospectus.

UBS Cannot Control Actions By the Underlier Sponsors and the Underlier Sponsors Have No Obligation To Consider Your Interests

UBS and its affiliates are not affiliated with any underlier sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket underliers. The underlier sponsors are not involved in the notes offering in any way and have no obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of your notes.

Potential Conflict of Interest

UBS and its affiliates may engage in business related to the basket underliers or underlier stocks, which may present a conflict between the obligations of UBS and you, as a holder of the notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the basket return and the cash settlement amount based on the final underlier levels and final basket level. The calculation agent can postpone the determination of any final underlier level (and therefore the final basket level) if a market disruption event occurs and is continuing on the determination date. The calculation agent also has discretion in making certain adjustments relating to a modification of the basket. As UBS determines the economic terms of the notes, including the upside participation rate and the original issue price, and such terms include hedging costs, issuance costs and projected profits, the notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending the sale of your notes in the secondary market. UBS or its affiliates may earn additional profits (or potentially incur losses) as a result of payments pursuant to such hedging activities. In performing these duties, the economic interests of UBS, UBS Securities LLC, the dealers or their respective affiliates are potentially adverse to your interests as an investor in the notes. Additionally, hedging activities may adversely affect the market value of your notes and the amount we will pay on your notes.

Potentially Inconsistent Research, Opinions or Recommendations By UBS

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlier to which the notes are linked.

Under Certain Circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the Power to Take Actions That May Adversely Affect the Notes

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the notes and/or the ability of UBS to make payments thereunder.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes, and we do not plan to request a ruling from the Internal Revenue Service (“IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as pre-paid financial contracts that are not debt. Accordingly, it is possible that your notes could alternatively be treated for tax purposes, and that the timing and character of the income or loss on your notes could be materially and adversely affected.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the accompanying product supplement, unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Prospective purchasers of notes should consult their tax advisors as to the U.S. federal, state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the notes. For more information, see “Supplemental U.S. Tax Considerations” in the accompanying product supplement.

THE BASKET AND THE BASKET UNDERLIERS

The basket consists of five basket underliers with the following weights: the EURO STOXX 50® Index (37.00% weighting), FTSE® 100 Index (23.00% weighting), TOPIX® Index (23.00% weighting), Swiss Market Index (SMI)® (9.00% weighting) and S&P/ASX 200 Index (8.00% weighting).

HYPOTHETICAL HISTORICAL BASKET LEVELS

Because the basket is a newly created basket and its level was calculated on the trade date, there is no actual historical information about the basket closing levels as of the date of this prospectus supplement. Therefore, the hypothetical basket closing levels of the basket below are calculated based on publicly available information for each basket underlier as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing levels have fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the hypothetical quarterly basket closing levels for the basket. Past hypothetical performance of the basket is not indicative of the future performance of the basket, assuming the basket closing level was 100 on January 4, 2011.

Quarter Begin	Quarter End	Hypothetical Quarterly Basket Closing Level

1/4/2011	3/31/2011	99.37
4/1/2011	6/30/2011	97.56
7/1/2011	9/30/2011	81.60
10/3/2011	12/30/2011	84.90
1/4/2012	3/30/2012	91.79
4/2/2012	6/29/2012	85.51
7/2/2012	9/28/2012	88.89
10/1/2012	12/28/2012	95.86
1/4/2013	3/28/2013	104.02
4/2/2013	6/28/2013	104.98
7/1/2013	9/30/2013	112.39
10/1/2013	12/30/2013	119.34
1/6/2014	3/31/2014	117.52
4/1/2014	6/30/2014	120.59
7/1/2014	9/30/2014	121.92
10/1/2014	12/30/2014	122.93
1/5/2015	3/31/2015	135.52
4/1/2015*	5/7/2015*	134.14

*As of the date of this prospectus supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 7, 2015. Accordingly, the “Hypothetical Quarterly Basket Closing Level” data indicated is for this shortened period only and does not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the hypothetical performance of the basket from January 4, 2011 through May 7, 2015, based on the daily closing levels of the basket underliers. Past hypothetical performance of the basket is not indicative of the future performance of the basket.

EURO STOXX 50® Index

We have derived all information contained in this prospectus supplement regarding the EURO STOXX 50® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. The information included below supplements the description of the EURO STOXX 50® Index found in the accompanying index supplement.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the notes.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The EURO STOXX 50® Index universe is defined as all components of the 19 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this prospectus supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Historical High, Low and Closing Levels of the Basket Underlier

The level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the basket underlier during any period shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the basket underlier, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The level of the basket underlier on May 7, 2015 was 3,556.21. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Basket Underlier*

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close

1/3/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/3/2011	12/30/2011	2,476.92	2,090.25	2,316.55
1/3/2012	3/30/2012	2,608.42	2,286.45	2,477.28
4/2/2012	6/29/2012	2,501.18	2,068.66	2,264.72
7/2/2012	9/28/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/2/2013	3/28/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/28/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/2/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/2/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015*	5/7/2015*	3,828.78	3,546.56	3,556.21

*As of the date of this prospectus supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 7, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the basket underlier from January 2, 2004 through May 7, 2015, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

FTSE® 100 Index

We have derived all information contained in this prospectus supplement regarding the FTSE® 100 Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by the FTSE® 100 Index Sponsor, FTSE Group. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the FTSE® 100 Index. The information included below supplements the description of the FTSE® 100 Index found in the accompanying index supplement.

The FTSE Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the FTSE® 100 Index. The FTSE Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the FTSE® 100 Index.

The FTSE® 100 Index (the “FTSE 100 Index”) is a market capitalization-weighted index and consists of the 100 most highly capitalized UK-domiciled companies traded on the SETS trading system of the London Stock Exchange (the “Exchange”). To qualify, companies must have a full listing on the Exchange with a Sterling or Euro denominated price on the Exchange’s SETS trading system, subject to eligibility screens. The FTSE Europe/Middle East/Africa Regional (“EMEA”) Committee meets quarterly, on the Wednesday after the first Friday in March, June, September and December, to review the constituents of the FTSE 100 Index. A constant number of constituents are maintained for the FTSE 100 Index. Where a greater number of companies qualify to be inserted in the FTSE 100 Index than those qualifying to be deleted, the lowest ranking constituents presently included in the FTSE 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the FTSE 100 Index will be inserted to match the number of companies being deleted at the periodic review.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this prospectus supplement. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the FTSE® 100 Index. UBS has entered into a non-exclusive license agreement with the FTSE® 100 Index Sponsor, which grants UBS a license in exchange for a fee to use the FTSE® 100 Index in connection with the issuance of certain securities, including the notes.

“FTSE® 100” is a trademark of the FTSE Index Sponsor and has been licensed for use by UBS. The FTSE® 100 Index Sponsor has no relation to UBS, other than the licensing of the FTSE® 100 Index and its service marks for use in connection with the notes.

The FTSE 100 Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the FTSE Index or the manner in which the FTSE Index is applied in determining any initial FTSE 100 Index Initial Underlying Value or FTSE 100 Index Final Underlying Value or any amount payable upon maturity of the notes.

THE FTSE 100 INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE FTSE 100 INDEX OR ANY DATA INCLUDED IN THE FTSE 100 INDEX. THE FTSE 100 INDEX SPONSOR ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

Historical High, Low and Closing Levels of the Basket Underlier

The level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the basket underlier during any period shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the basket underlier, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The level of the basket underlier on May 7, 2015 was 6,886.95. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Basket Underlier*

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close

1/4/2011	3/31/2011	6,091.33	5,598.23	5,908.76
4/1/2011	6/30/2011	6,082.88	5,674.38	5,945.71
7/1/2011	9/30/2011	6,054.55	5,007.16	5,128.48
10/3/2011	12/30/2011	5,713.82	4,944.44	5,572.28
1/3/2012	3/30/2012	5,965.58	5,612.26	5,768.45
4/2/2012	6/29/2012	5,874.89	5,260.19	5,571.15
7/2/2012	9/28/2012	5,915.55	5,498.32	5,742.07
10/1/2012	12/31/2012	5,961.59	5,605.59	5,897.81
1/2/2013	3/28/2013	6,529.41	6,027.37	6,411.74
4/1/2013	6/28/2013	6,840.27	6,029.10	6,215.47
7/1/2013	9/30/2013	6,681.98	6,229.87	6,462.22
10/1/2013	12/31/2013	6,777.70	6,337.91	6,749.09
1/2/2014	3/31/2014	6,865.86	6,449.27	6,598.37
4/1/2014	6/30/2014	6,878.49	6,541.61	6,743.94
7/1/2014	9/30/2014	6,877.97	6,567.36	6,622.72
10/1/2014	12/31/2014	6,750.76	6,182.72	6,566.09
1/2/2015	3/31/2015	7,037.67	6,366.51	6,773.04
4/1/2015*	5/7/2015*	7,103.98	6,809.50	6,886.95

*As of the date of this prospectus supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 7, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the basket underlier from January 2, 2004 through May 7, 2015, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

TOPIX® Index

We have derived all information contained in this prospectus supplement regarding the TOPIX® Index contained herein, including, its make-up, method of calculation and changes in its components, from publicly available information. The TOPIX® Index, also known as the Tokyo Stock Price Index, is a capitalization-weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange (“TSE”). Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,500, are among the most actively traded stocks on the TSE. The TOPIX® Index is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. The TOPIX® Index is calculated and published by the TSE. Additional information about the TOPIX® Index is available on the following website: http://www.tse.or.jp/english/market/topix/index.html.

Composition and Maintenance. The TOPIX® Index is composed of all domestic common stocks listed on the TSE First Section, excluding temporary issues and preferred stocks. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the TOPIX® Index. The TOPIX® Index has no constituent review. The number of constituents will change according to new listings and delistings.

Index Stock Weighting by Sector as of April 30, 2015

Percentage (%)*

Fishery, Agriculture & Forestry	0.07%
Mining	0.44%
Construction	2.59%
Foods	4.08%
Textiles & Apparels	0.75%
Pulp & Paper	0.24%
Chemicals	5.92%
Pharmaceutical	4.81%
Oil & Coal Products	0.48%
Rubber Products	0.95%
Glass & Ceramics Products	0.92%
Iron & Steel	1.46%
Nonferrous Metals	0.92%
Metal Products	0.63%
Machinery	4.90%
Electric Appliances	13.05%
Transportation Equipments	11.52%
Precision Instruments	1.40%
Other Products	1.52%
Electric Power & Gas	2.01%
Land Transportation	4.04%
Marine Transportation	0.31%
Air Transportation	0.61%
Warehousing & Harbor Transportation Services	0.22%
Information & Communication	6.77%
Wholesale Trade	4.10%
Retail Trade	4.35%
Banks	9.50%
Securities & Commodity Futures	1.40%
Insurance	2.57%
Other Financing Business	1.29%
Real Estate	3.01%
Services	3.16%

* Sector designations are determined by the TSE using criteria it has selected or developed. The TSE may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

** Information provided by the TSE. Percentages may not sum to 100% due to rounding.

Index Calculation. The TOPIX® Index is a free-float adjusted market capitalization-weighted index, which reflects movements in the market capitalization from a base market value of 100 set on the base date of January 4, 1968. The TSE calculates the TOPIX® Index multiplying the base point of 100 by the figure obtained from dividing the current free float adjusted market value by the base market value. The resulting value is not expressed in Japanese yen but presented in terms of points rounded to the nearest one hundredth. The formula for calculating the TOPIX® Index value can be expressed:

Index value = Base point of 100 x Current free float adjusted market value
Base Market Value

The current free float adjusted market value is the sum of the products of the price and the number of free float adjusted shares for index calculation of each component stock.

The number of free float adjusted shares for index calculation is the number of listed shares multiplied by free-float weight. The number of listed shares for index calculation is determined by the TSE. The number of listed shares for index calculation normally coincides with that of listed shares. However, in the case of a stock split, the number of listed shares increases at the additional listing date which comes after such stock split becomes effective; on the other hand, the number of listed shares for index calculation increases at the ex-rights date.

Free-float weight is a weight of listed shares deemed to be available for trading in the market and is determined and calculated by the TSE for each listed company for index calculation. The free-float weight of one company may be different from that of any other company. Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The timing of the yearly free-float weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews are conducted in the following cases: allocation of new shares to a third party, strategic exercise of preferred shares or equity warrants, company spin-off, merger, stock-swap, take-over bid and other events that the TSE judges as appropriate reasons to review.

In the event of any increase or decrease in the current free-float adjusted market value due to reasons other than fluctuations in the TSE, such as public offerings or changes in the number of constituents in the TSE First Section, necessary adjustments are made by the TSE to the base market value in order to maintain the continuity of the TOPIX® Index. The TSE makes adjustments as follows:

Event		Implementation of Adjustment (After Close of Trading)	Price Used for Adjustments
Addition	Company to be listed on the TSE First Section by initial public offering or via another stock exchange	One business day before the last business day of the next month of listing	Price on the adjustment date

Addition	Company included in the TOPIX® Index is to be delisted and a new company established through stockswap or similar transaction (including merger through establishing new company and company spin-off)	One business day before the listing date	Base price (used to decide the daily price limit)

Addition	Transfer to the TSE First Section from the Second Section	One business day before the last business day after such assignment (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date

Addition	Transfer to the TSE First Section from TSE Mothers Index	One business day before the last business day of the next month of transfer (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date

Event		Implementation of Adjustment (After Close of Trading)	Price Used for Adjustments

Deletion	Company to be de-listed due to a stock-swap or similar transaction while the newly established company is promptly listed on the TSE First Section	Initial listing date of newly established company (normally two business days after delisting date)	Price one business day before the de-listing date (during the period from the delisting date to the business day before the date of removal from the TOPIX® Index, the price on the business day before the delisting date is used for index calculation)

Deletion	Company to be de-listed due to other reason than described above (merger and stockswap with non-surviving company included in the TOPIX® Index)	One business day before delisting date	Price on the business day before the adjustment date

Deletion	Designation of securities to be delisted	Three business days after the designation of securities to be delisted (one business day after designation if the day of designation is a holiday)	Price on the business day before the adjustment date

Deletion	Transfer to the TSE Second Section from the TSE First Section	One business day before the date of the reassignment date	Price on the business day before the adjustment date

No adjustments will be made to the base market value in the case of a stock split or reverse stock split.

Retroactive adjustments will not be made to revise the figures of the TOPIX® Index that have already been calculated and disseminated even if issuing companies file amendments on previously released information.

If trading in a certain constituent is suspended, the TSE regards it as having no change in its share price for purposes of calculating the TOPIX® Index. In the event of unforeseen circumstances, or if the TSE decides it is impossible to use its existing methods to calculate the TOPIX® Index, the TSE may use an alternate method of index calculation as it deems valid.

License Agreement

We expect to enter into a non-exclusive license agreement with the Tokyo Stock Exchange, Inc. (“TSE”) providing for the license to us, in exchange for a fee, of the right to use the Tokyo Stock Price Index (“TOPIX Index”), the proprietary data therein contained (“TOPIX Index Value”) and the trademarks “TOPIX”, Tokyo Stock Exchange” and “Tokyo Stock Price Index/TOPIX” (collectively, the “TOPIX Marks”) in connection with certain securities, including the notes.

The TOPIX Index Value and the TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TOPIX such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Marks or as to the figure at which TOPIX Index Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value. No notes are in no way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the notes or any advice on investments to any purchaser of the notes or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of the TOPIX Index Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the notes.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this prospectus supplement or any accompanying prospectus.

Historical High, Low and Closing Levels of the Basket Underlier

The level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the basket underlier during any period shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the basket underlier, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The level of the basket underlier as of May 7, 2015 was 1,574.64. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Basket Underlier*

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close

1/4/2011	3/31/2011	974.63	766.73	869.38
4/1/2011	6/30/2011	865.55	805.34	849.22
7/1/2011	9/30/2011	874.34	728.85	761.17
10/3/2011	12/30/2011	771.43	706.08	728.61
1/3/2012	3/30/2012	872.42	725.24	854.35
4/2/2012	6/29/2012	856.05	695.51	770.08
7/2/2012	9/28/2012	778.70	706.46	737.42
10/1/2012	12/31/2012	859.80	713.95	859.80
1/2/2013	3/28/2013	1,058.10	871.88	1,034.71
4/1/2013	6/28/2013	1,276.03	991.34	1,133.84
7/1/2013	9/30/2013	1,222.72	1,106.05	1,194.10
10/1/2013	12/31/2013	1,302.29	1,147.58	1,302.29
1/2/2014	3/31/2014	1,306.23	1,139.27	1,202.89
4/1/2014	6/30/2014	1,269.04	1,132.76	1,262.56
7/1/2014	9/30/2014	1,346.43	1,228.26	1,326.29
10/1/2014	12/31/2014	1,447.58	1,177.22	1,407.51
1/2/2015	3/31/2015	1,592.25	1,357.98	1,543.11
4/1/2015*	5/7/2015*	1,627.43	1,528.99	1,574.64

*As of the date of this prospectus supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 7, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the basket underlier from January 2, 2004 through May 7, 2015, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Swiss Market Index (SMI)®

The SMI Index contains approximately 85% of the entire free float market capitalization of the Swiss equity market and is made up of 20 of the largest and most liquid stocks from the Swiss Performance Index (“SPI”). Its composition is examined twice a year by the Management Committee and the Index Commission, and any changes to the index composition of the SMI Index are made once a year. The Swiss Market Index (SMI)® (the “SMI Index”) was standardized on June 30, 1988 at a baseline value of 1500 points and is maintained by the SIX Swiss Exchange Ltd (the “SMI Index Sponsor”).

The position of each security is determined by a combination of average free-float market capitalization (compared to the capitalization of the entire SPI) and cumulated on order book turnover (compared to the total turnover of the SPI). A security is admitted to the SMI Index if it ranks 18 or better in the selection list. A security ranked 19 or 20 is admitted only if a security that was already included in the SMI Index meets the exclusion criteria directly (i.e., ranks in position 23 or lower) and no security that either meets the admission criteria directly (i.e., ranks in position 18 or higher) or is rated higher has moved up in its place. A security is excluded from the SMI Index if it ranked 23 or lower in the selection list. A security that ranks 21 or 22 is excluded only if it meets the admission criteria directly (i.e., ranks in position 18 or higher) and no security that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place.

The SMI Index is a non-dividend-adjusted price index. The SMI Index is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalization of all securities included in the index by a divisor.

The divisor is a technical number used to calculate the index. If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect. Regular cash dividend payments do not result in adjustments to the divisor. Repayments of capital through the reduction of a share’s par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment and no adjustments are made to the divisor. Distributions such as special dividends and anniversary bonuses that, contrary to a company’s usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor.

We have derived all information regarding the SMI Index contained in this prospectus supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by the SMI Index Sponsor. The SMI Index Sponsor owns the copyright and all other rights to the SMI Index. The SMI Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the SMI Index.

License Agreement

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to UBS, other than the licensing of the SMI Index and the related trademarks for use in connection with the notes.

SIX Swiss Exchange and its Licensors do not:

¿	sponsor, endorse, sell or promote the notes.

¿	recommend that any person invest in the notes or any other securities.

¿	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

¿	have any responsibility or liability for the administration, management or marketing of the notes.

¿	consider the needs of the notes or the owners of the notes in determining, composing or calculating the SMI Index or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the notes or any other third parties.

Specifically,

¿	SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

•	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the SMI Index and the data included in the SMI Index;

•	The accuracy, timeliness, and completeness of the SMI Index and its data;

•	The merchantability and the fitness for a particular purpose or use of the SMI Index and its data; or

•	The performance of the notes generally.

¿	SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI Index or its data.

¿	Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI Index or its data or generally in relation to the notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between UBS and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this prospectus supplement or any accompanying prospectus.

Historical High, Low and Closing Levels of the Basket Underlier

The level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the basket underlier during any period shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the basket underlier, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The level of the basket underlier on May 7, 2015 was 8,873.55. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Basket Underlier*

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close

1/3/2011	3/31/2011		6,717.25	6,021.55	6,357.55
4/1/2011	6/30/2011		6,564.15	5,990.82	6,187.07
7/1/2011	9/30/2011		6,245.78	4,791.96	5,531.74
10/3/2011	12/30/2011		5,936.23	5,356.96	5,936.23
1/3/2012	3/30/2012		6,341.33	5,970.49	6,235.51
4/2/2012	6/29/2012		6,299.38	5,713.34	6,066.86
7/2/2012	9/28/2012		6,613.45	6,109.41	6,495.88
10/1/2012	12/31/2012		6,973.69	6,508.66	6,822.44
1/2/2013	3/28/2013		7,864.39	7,020.46	7,813.67
4/1/2013	6/28/2013		8,407.61	7,249.47	7,683.04
7/1/2013	9/30/2013		8,105.39	7,675.29	8,022.60
10/1/2013	12/31/2013		8,351.38	7,755.26	8,202.98
1/2/2014	3/31/2014		8,532.99	8,092.53	8,453.82
4/1/2014	6/30/2014		8,752.86	8,280.53	8,554.52
7/1/2014	9/30/2014		8,840.17	8,274.65	8,835.14
10/1/2014	12/31/2014		9,212.85	8,057.54	8,983.37
1/2/2015	3/31/2015		9,396.29	7,899.59	9,128.98
4/1/2015*	5/7/2015	*	9,471.46	8,873.55	8,873.55

*As of the date of this prospectus supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 7, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the basket underlier from January 2, 2004 through May 7, 2015, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

S&P/ASX 200 Index

The S&P/ASX 200 Index (the “S&P/ASX 200 Index”) was introduced in April 2000 and is maintained by the S&P/ASX Index Committee (the “ASX Committee”), a team of five representatives from both S&P Dow Jones Indices LLC (“S&P”) and the Australian Securities Exchange (“ASX”).

The S&P/ASX 200 Index is composed of the 200 largest index-eligible stocks listed on the ASX by float-adjusted market capitalization. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization.

The S&P/ASX 200 Index classifies stocks according to the Global Industry Classification Standard (“GICS”). These sectors, consistent throughout all the S&P-branded indices, are Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. GICS classifies a stock according to a number of measures, including revenues, earnings and the market’s perception of a company.

Only stocks listed on the Australian Stock Exchange (the “ASX”) are considered for inclusion in the S&P/ASX 200 Index. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization. Only stocks that are regularly traded are considered for inclusion in the S&P/ASX 200 Index. A stock’s liquidity is measured relative to its size peers.

As of April 30, 2015, the S&P/ASX 200 Index’s top holdings were stocks of companies in the following industry sectors: Financials (47.2%); Materials (14.8%); Industrials (7.4%); Consumer Staples (6.9%); Health Care (5.9%); Telecommunication Services (5.7%); Energy (5.2%); Consumer Discretionary (4.2%); Utilities (2.0%) and Information Technology (0.7%).

The ASX Committee rebalances constituents quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine index eligibility. Quarterly rebalancing changes take effect on the third Friday of March, June, September and December. The weighting of constituents in the S&P/ASX 200 Index is determined by a float factor, called an Investable Weight Factor (“IWF”) assigned to each stock by the ASX Committee. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities. IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

The S&P/ASX 200 Index is calculated using a base-weighted aggregate methodology where the level of an index reflects the total market value of all the component stocks relative to a particular base period. On any given day, the index value is the quotient of the total available market capitalization of the index’s constituents and its divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date.

You may find information about the S&P/ASX 200 Index on the S&P website at http://us.spindices.com/indices/equity/sp-asx-200

We have derived all information regarding the S&P/ASX 200 Index contained herein from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, the ASX Committee. Historical performance of the S&P/ASX Index is not an indication of future performance. Future performance of the S&P/ASX Index may differ significantly from historical performance, either positively or negatively.

License Agreement

The S&P/ASX Index is a product of S&P or its affiliates (“SPDJI”) and Australian Securities Exchange, and has been licensed for use by UBS. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). ASX® is a registered trademark of Australian Securities Exchange. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by UBS. The notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P Financial, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or Australian Securities Exchange. Neither S&P Dow Jones Indices nor Australian Securities Exchange make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/ASX Index to track general market performance. S&P Dow Jones Indices and Australian Securities Exchange only relationship to UBS with respect to the S&P/ASX Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P/ASX Index is determined, composed and calculated by S&P Dow Jones Indices or Australian Securities Exchange without regard to UBS or the notes. S&P Dow Jones Indices and Australian Securities Exchange have no obligation to take the needs of UBS or the owners of the notes into consideration in determining, composing or calculating the S&P/ASX Index. Neither S&P Dow Jones Indices nor Australian Securities Exchange are responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which notes are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and Australian Securities Exchange have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P/ASX Index will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND AUSTRALIAN STOCK EXCHANGE SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND AUSTRALIAN STOCK EXCHANGE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR AUSTRALIAN STOCK EXCHANGE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND UBS, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical High, Low and Closing Levels of the Basket Underlier

The level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the initial underlier level during any period shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the basket underlier, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The level of the basket underlier on May 7, 2015 was 5,645.69. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Basket Underlier*

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close

1/4/2011	3/31/2011	4,938.40	4,528.70	4,837.90
4/1/2011	6/30/2011	4,971.20	4,451.70	4,608.00
7/1/2011	9/30/2011	4,654.70	3,863.90	4,008.60
10/3/2011	12/30/2011	4,353.30	3,872.10	4,056.56
1/3/2012	3/30/2012	4,343.51	4,101.16	4,335.24
4/2/2012	6/29/2012	4,435.91	3,985.02	4,094.63
7/2/2012	9/28/2012	4,418.36	4,067.97	4,387.02
10/1/2012	12/31/2012	4,671.30	4,336.85	4,648.95
1/2/2013	3/28/2013	5,146.90	4,690.25	4,966.50
4/1/2013	6/28/2013	5,220.99	4,655.96	4,802.59
7/1/2013	9/30/2013	5,307.06	4,710.29	5,218.88
10/1/2013	12/31/2013	5,441.41	5,062.52	5,352.21
1/2/2014	3/31/2014	5,462.31	5,070.31	5,394.83
4/1/2014	6/30/2014	5,536.07	5,358.95	5,395.75
7/1/2014	9/30/2014	5,658.51	5,264.22	5,292.81
10/1/2014	12/31/2014	5,549.13	5,152.34	5,411.02
1/2/2015	3/31/2015	5,975.49	5,299.24	5,891.51
4/1/2015*	5/7/2015*	5,982.69	5,645.69	5,645.69

*As of the date of this prospectus supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 7, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the basket underlier from January 2, 2004 through May 7, 2015, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

Page
Summary Information	ii
Investor Suitability	1
Hypothetical Examples	6
Additional Risk Factors Specific to Your Notes	11
The Basket and the Basket Underliers	19

Product Supplement dated December 19, 2014
Product Supplement Summary	PS-1
Hypothetical Returns on Underlier-Linked Notes	PS-17
Hypothetical Payment Amounts on Your Notes	PS-34
Risk Factors	PS-35
General Terms of the Notes	PS-51
Use of Proceeds and Hedging	PS-70
Supplemental U.S. Tax Considerations	PS-71
ERISA Considerations	PS-79
Supplemental Plan of Distribution (Conflicts of Interest)	PS-80

Index Supplement dated November 14, 2014
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSETM 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus dated November 14, 2014
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52

$129,000

UBS AG

Basket-Linked Medium-Term Notes, Series A, due October 6, 2016

UBS Securities LLC